Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 33-31505, 33-50688, 33-54387, 33-52389, 33-55629, 333-32977, 333-37145, 333-79921, 333-38174, 333-53502, 333-90954, 333-97005, 333-105914, 333-138191, 333-139959, 333-155958 and 333-155959 each on Form S-8 of our report dated June 23, 2009 relating to the financial statements of the AnnTaylor, Inc. Savings Plan, appearing in this Annual Report on Form 11-K of the AnnTaylor, Inc. Savings Plan for the year ended December 31, 2008.

/s/ Deloitte & Touche LLP

New York, New York
June 23, 2009